Exhibit 10.2

NORANDA ALUMINUM HOLDING CORPORATION

SENIOR EXECUTIVE BONUS PLAN

1. Purpose

This Senior Executive Bonus Plan (the “Bonus Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Noranda Aluminum Holding Corporation (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Bonus Plan is for the benefit of Covered Executives (as defined below).

2. Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3. Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Bonus Plan.

4. Bonus Determinations

(a) A Covered Executive may receive a bonus payment under the Bonus Plan based upon the attainment of performance objectives which are established by the Compensation Committee and relate to financial, operational or other metrics with respect to the Company or any of its subsidiaries or divisions (the “Performance Goals”), including but not limited to: net earnings (either before or after interest, taxes, depreciation and amortization), adjusted EBITDA, economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, cash cost, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, objective measures of customer satisfaction, working capital, earnings per share, price per share of Stock, market share, metal production, safety performance, inventory turns, acquisitions or strategic transactions, and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease, or as compared to results of a peer group.

(b) Except as otherwise set forth in this Section 4(b) or determined by the Committee: (i) any bonuses paid to Covered Executives under the Bonus Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance objectives relating to the Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Compensation Committee (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period to which the Performance Goals relate), and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a certification with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Company may pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.

(c) The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the performance period; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability, or as may be required by an individual employment or similar agreement.

5. Amendment and Termination

The Company reserves the right to amend or terminate the Bonus Plan at any time in its sole discretion. Any amendments to the Bonus Plan shall require stockholder approval only to the extent required by any applicable law, rule or regulation.

6. Stockholder Approval

No bonuses shall be paid under the Bonus Plan unless and until the Company’s stockholders shall have approved the Bonus Plan. The Bonus Plan will be submitted for the approval of the Company’s stockholders after the initial adoption of the Plan by the Board of Directors of the Company.

7. Term of Plan

The Bonus Plan shall become effective as of May 4, 2010. The Bonus Plan shall expire on the earliest to occur of: (a) the first material modification of the Bonus Plan (as defined in Treasury Regulation Section 1.162-27(h)(1)(iii)); (b) the first meeting of the Company’s stockholders at which members of the Board of Directors of the Company are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Company under Section 12 of the Securities Exchange Act of 1934, as amended; or (c) such other date required by Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (including without limitation Treasury Regulation Section 1.162-27(f)(2)). The Bonus Plan is intended to be subject to the relief set forth in Treasury Regulation Section 1.162-27(f)(1) and shall be interpreted accordingly.

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